Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Neuphoria Therapeutics Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Fees to be paid	Equity	Shares of Common Stock issuable upon exercise of warrant	Rule 457(c)	1,054,381	$11.88	$12,526,046.28	0.00015310	$1,917.74	F-1	333-280288	6/26/24	$1,466.10

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	Equity	Ordinary shares underlying the American Depositary Shares issuable upon exercise of accompanying warrants	Rule 457(c)			$9,932,901.65		$1,466.10	F-1	333- 280288	6/26/24	$1,466.10

	Total Offering Amounts					$12,526,046.28		$1,917.74

	Total Fees Previously Paid							$1,466.10

	Total Fee Offsets							N/A

	Net Fee Due							$451.64

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement includes an indeterminate number of additional shares that may be offered and sold to prevent dilution resulting from share splits, share dividends, recapitalizations or similar transactions.

(2)	The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the warrant exercise price per share of $11.88.